UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 22, 2012 (August 21, 2012)

Date of Report (date of earliest event reported)

TRANSCEPT PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51967	33-0960223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1003 W. Cutting Blvd., Suite #110

Point Richmond, California 94804

(Address of principal executive offices)

(510) 215-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other events.

On August 21, 2012, Transcept Pharmaceuticals, Inc. (“Transcept”) announced the listing of U.S. Patent No. 8,242,131 in the U.S. Food and Drug Administration’s Approved Drug Products with Therapeutic Equivalence Evaluations (“Orange Book”). The patent, titled “Methods of Treating Middle-of-the-Night Insomnia,” was issued by the United States Patent and Trademark Office on August 14, 2012, includes claims related to methods of treating middle-of-the-night insomnia with low doses of zolpidem and will expire no earlier than 2029. Transcept previously announced the Notice of Allowance for this patent on July 5, 2012. Pursuant to its collaboration agreement with Purdue Pharmaceutical Products L.P., Transcept is eligible to receive the remaining $10.0 million payment related to achievement of intellectual property milestones in connection with such Orange Book listing.

For information on the risks associated with Transcept’s efforts to secure and maintain intellectual property protection for Intermezzo, please see the Risk Factors section of Transcept’s Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2012. The information contained herein is intended to be considered in the context of more complete information included in Transcept’s filings with the SEC and other public announcements that Transcept has made or may make from time to time by press release or otherwise. Transcept undertakes no duty or obligation to update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCEPT PHARMACEUTICALS, INC.
Date: August 22, 2012
	By:	/s/ Leone D. Patterson
Name: Leone D. Patterson
Title: Vice President, Chief Financial Officer